Exhibit 4.1

Deed of access, insurance and indemnity

NOVONIX Limited ACN 157 690 830

Trevor St Baker

Table of contents

Parties			1

Background			1

Agreed terms			1

1	Definitions and interpretation		1
	1.1	Definitions	1
	1.2	Interpretation	4

2	Indemnity		4
	2.1	General indemnity	4
	2.2	Costs indemnity	4
	2.3	Indemnity irrevocable	5
	2.4	Extent of indemnity	5
	2.5	Future Liability	5
	2.6	Recovery under other insurance policies	5

3	Claim by Director		6
	3.1	Notified Claims	6
	3.2	Defence of legal action	6
	3.3	Obligations of the Company	6
	3.4	Obligations of the Director	6
	3.5	Reimbursement	7
	3.6	Settlement of Claims	7
	3.7	Failure to comply	8
	3.8	Legal representation	8
	3.9	Application of clauses 3.3 and 3.5	8

4	Advances and payments		8
	4.1	Payment when Director becomes liable	8
	4.2	Indemnity before expense incurred	8
	4.3	Advance defence costs	9
	4.4	Taxation	9
	4.5	Repayment	9

5	Insurance		9
	5.1	Obligation to insure	9
	5.2	Terms of the D&O Policy	10
	5.3	Notice to Director	10
	5.4	Extension of insurance	10
	5.5	Copies of insurance policies	10
	5.6	Ceasing to maintain the D&O Policy	11

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6	Access to Board Papers		11
	6.1	Obligation of company to keep records	11
	6.2	Right to inspect Board Papers	11
	6.3	Request for access to Board Papers	11
	6.4	Access for the Director	12
	6.5	Return of documents	12
	6.6	Privileged documents	12

7	Confidentiality		13
	7.1	Obligations of confidentiality	13
	7.2	Privilege	13

8	Company can act through its Subsidiaries		13

9	Held on trust		14

10	GST		14
	10.1	Definitions	14
	10.2	GST exclusive	14
	10.3	Taxable Supply	14
	10.4	Later GST change	14
	10.5	Reimbursement or indemnity	14
	10.6	Warranty that Tax Invoice is issued regarding a Taxable Supply	14
	10.7	Progressive or Periodic Supplies	14

11	General		15
	11.1	Amendments	15
	11.2	Assignment	15
	11.3	Counterparts	15
	11.4	No merger	15
	11.5	Entire agreement	15
	11.6	Further assurances	15
	11.7	No waiver	15
	11.8	Governing law and jurisdiction	15
	11.9	Severability	16
	11.10	Approval and consent	16
	11.11	Costs	16
	11.12	Relationship between the parties	16

12	Notice		16
	12.1	Method of giving notice	16
	12.2	When is notice given	17
	12.3	Address for notices	18

Execution			19

Deed of access, insurance and indemnity

Dated

Parties

NOVONIX Limited CAN 157 690 830
Company
of Level 8, 46 Edward Street, Brisbane Queensland 4000

Trevor St Baker
Director
of 22 Sandford Street, St Lucia Queensland 4067

Background

A	The Director is a director of the Company.

B	The Company agrees to:

(i)	indemnify the Director to the extent permitted by law against Liabilities and legal costs incurred by the Director in, or because of acting in, any Capacity;

(ii)	maintain, and pay the premium on, a D&O Policy covering the Director;

(iii)	maintain a copy of all Board Papers; and

(iv)	give the Director access to the Board Papers and other documents of the Company,

during the time that the Director holds office and for a seven year period after the Director ceases to be an officer of the Company, on the terms in this document.

Agreed terms

1	Definitions and interpretation

1.1	Definitions

In this document:

Term	Definition
Authorised Person	means any person authorised in writing by the Director and approved by the Company.

Board	means:

(a) the board of directors of the Company; or

(b) any committee of the board of directors of the Company.

T St Baker | Deed of access, insurance and indemnity

Term	Definition
Board Papers	means all documents recording or giving information for the Board, brought into existence or available to the Director while the Director held office.

Books	has the meaning given to that term in section 9 Corporations Act.

Business Day	means a day that is not a Saturday, Sunday or public holiday in Brisbane, Queensland.

Business Hours	means from 9.00am to 5.00pm (Brisbane time) on a Business Day.

Capacity	means the capacity of the Director in the Company, including as a director and officer of the Company.

Claim	means:

(a) any:

(i) legal proceeding (whether civil or criminal), administrative proceeding, arbitral proceeding, mediation or other form of alternative dispute resolution (whether or not held in conjunction with any legal, administrative or arbitral proceeding); or

(ii) investigation or inquiry by any Government Agency or External Administrator,

about or arising out of any actual or alleged act or omission of the Director in any Capacity; or

(b) any written or oral threat, complaint, demand or other circumstance that might reasonably cause the Director to believe that any proceedings, investigation or inquiry referred to in paragraph (a) above will be initiated.

Corporations Act	means Corporations Act 2001 (Cth).

D&O Policy	means a contract or contracts:

(a) insuring against Liabilities incurred by a person in the person’s capacity as director or officer of the Company; or

(b) allowing the Company to obtain reimbursement for claims paid by it to a director or officer of the Company under an indemnity.

External Administrator	means any liquidator, provisional liquidator, external controller or administrator.

GST	has the meaning given to that term in the GST Act.

GST Act	means A New Tax System (Goods and Services Tax) Act 1999 (Cth).

Government Agency	means:

(a) a government or government department or other body;

(b) a governmental, semi-governmental or judicial person; or

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Term	Definition
(c) a person (whether autonomous or not) who is charged with the administration of a law.

Information	means information about a transaction of the Company, a Board Paper or a discussion at a meeting of the Company.

Liabilities	means all liabilities, losses, claims, action, suit, demand, proceedings, notice, litigation, investigation, judgment, damages, outgoings, costs or expenses of any description (including penalties, fines and interest) whether based in contract, tort (including negligence) or otherwise under statute, and whether present, anticipated, contingent or prospective, and including those the amount of which for the time being is not ascertained or ascertainable.

Notified Claim	means a Claim for which the Director has given notice to the Company under clause 3.1.

Objection Notice	has the meaning set out in clause 3.6(a).

Permitted Purpose	has the meaning set out in clause 6.2.

Privileged Document	means Books or Board Papers to which any form of legal privilege applies.

Progressive or Periodic Supply	means a Taxable Supply that satisfies the requirements of section 156-5 GST Act.

Related Body Corporate	has the meaning given to that term by section 9 Corporations Act.

Relevant Costs	has the meaning set out in clause 4.5(a).

Relevant Period	means the period:

(a) beginning on the date of this document; and

(b) ending on the seventh anniversary of the date on which the Director has ceased to be an officer of the Company.

Requested Documents	has the meaning set out in clause 6.3(b).

Settlement Notice	has the meaning set out in clause 3.6(a).

Subsidiary	has the meaning given to that term by section 9 Corporations Act.

Supplier	means the entity making the Supply.

Tax	includes any tax, levy, duty, charge, impost, fee, deduction and withholding however it is described, that is assessed, levied, collected or imposed by law or by a government agency, together with any related interest penalty, fine or other charge, or other amount imposed in respect of any of the above.

Third Party	has the meaning set out in clause 9.

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1.2	Interpretation

In this document:

(a)	a reference to a clause, schedule, annexure or party is a reference to a clause of, and a schedule, annexure or party to, this document and references to this document include any schedules or annexures;

(b)	a reference to a party to this document or any other document or agreement includes the party’s successors, permitted substitutes and permitted assigns;

(c)	if a word or phrase is defined, its other grammatical forms have a corresponding meaning;

(d)	a reference to a document or agreement (including a reference to this document) is to that document or agreement as amended, supplemented, varied or replaced;

(e)	a reference to this document includes the agreement recorded by this document;

(f)	a reference to legislation or to a provision of legislation (including subordinate legislation) is to that legislation as amended, re-enacted or replaced, and includes any subordinate legislation issued under it;

(g)	if any day on or by which a person must do something under this document is not a Business Day, then the person must do it on or by the next Business Day;

(h)	a reference to a person includes a corporation, trust, partnership, unincorporated body, government and local authority or agency, or other entity whether or not it comprises a separate legal entity;

(i)	a reference to ‘month’ means calendar month; and

(j)	the meaning of any general language is not restricted by any accompanying example, and the words ‘includes’, ‘including’, ‘such as’ or ‘for example’ (or similar phrases) do not limit what else might be included.

2	Indemnity

2.1	General indemnity

Subject to:

(a)	clauses 2.4, 2.5, 2.6 and 8; and

(b)	the prohibitions in section 199A Corporations Act,

the Company indemnifies the Director to the extent permitted by law against all Liabilities (other than legal costs referred to in clause 2.2) incurred by the Director acting in any Capacity, including as an authorised representative of the Company.

2.2	Costs indemnity

Subject to:

(a)	clauses 2.4, 2.5, 2.6 and 8; and

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(b)	the prohibitions in section 199A Corporations Act,

the Company indemnifies the Director to the extent permitted by law against all legal costs:

(c)	incurred by the Director in defending or resisting (or otherwise in or for) an action against the Director acting in any Capacity; or

(d)	for a Liability incurred or allegedly incurred by the Director acting in any Capacity; or

(e)	incurred by the Director in starting proceedings to protect the interests of the Company or the Director for acts undertaken by the Director acting in any Capacity.

2.3	Indemnity irrevocable

Subject to clauses 2.5 and 2.6, the indemnity in clauses 2.1 and 2.2 is irrevocable and unconditional.

2.4	Extent of indemnity

Subject to clauses 2.5 and 2.6, the indemnity in clauses 2.1 and 2.2 has effect for acts or omissions (and alleged acts and omissions) of the Director from the date that the Director became an officer of the Company (whether that date is before or after the date of this document), and despite:

(a)	the Director ceasing to be an officer of the Company before:

(i)	a claim is made by the Director under this document; or

(ii)	the Director incurs the Liability or costs for which the Director makes a claim under clause 2;

(b)	the settlement of any dispute between the Director and the Company or a third party (including any dispute about whether costs claimed by the Director are reasonable); or

(c)	the inability of the Company or any other director to recover under the D&O Policy for any reason.

2.5	Future Liability

The Company may terminate the indemnity for future Liability at any time by giving written notice to the Director of that termination. Termination of the indemnity under clause 2 does not affect the Company’s obligations under this document to the date of the notice.

2.6	Recovery under other insurance policies

The indemnity has effect for any Liability or legal costs incurred by the Director in any Capacity only if, and to the extent that, the Director is not indemnified against that Liability or those legal costs by any insurance policy other than the D&O Policy maintained under clause 5.1.

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3	Claim by Director

3.1	Notified Claims

As soon as reasonably practicable after the Director becomes aware of any circumstances that could reasonably be expected to give rise to a claim by the Director under this document, the Director must give to the Company notice in writing of that Claim.

3.2	Defence of legal action

Subject to clauses 3.7 and 3.9, if the Company acknowledges it must indemnify the Director for a Notified Claim, the Company may, or may allow its insurers to:

(a)	conduct the defence of the Notified Claim under its sole management, control and cost;

(b)	start legal proceedings, including any cross claim or counter claim, in the name of the Director as part of that defence; and

(c)	subject to clause 3.6, settle or compromise the Notified Claim.

3.3	Obligations of the Company

If the Company takes any action under clause 3.2, it must, or must get its insurers to:

(a)	notify the Director as soon as reasonably practicable of the intention to take action under clause 3.2, setting out the action that the Company or its insurers proposes to take;

(b)	retain a lawyer to act for both the Company and the Director;

(c)	instruct the lawyer to ensure that legal professional privilege attaches to any documents produced about the Notified Claim for the benefit of the Company and the Director;

(d)	keep the Director fully and progressively informed;

(e)	regularly consult with the Director;

(f)	not unnecessarily injure the reputation of the Director; and

(g)	pay the costs of the action the subject of the Notified Claim as they arise, including giving security for costs where ordered.

3.4	Obligations of the Director

Subject to clauses 3.7 and 3.9, if there is a Notified Claim, the Director must:

(a)	take reasonable steps to mitigate the Director’s losses for that Notified Claim;

(b)	give reasonable assistance and cooperation (including giving the Company documents, records, authorities or directions) when reasonably requested by the Company (or its insurers);

(c)	do anything reasonably necessary or desirable to enable the Company to be subrogated to and enjoy the benefits of the Director’s rights to any cross-claims or any claims against any third party;

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(d)	if subrogation of the Director’s rights does not happen under clause 3.4(c):

(i)	the Director must take all action, upon reasonable request by the Company, to pursue any Claim;

(ii)	the Company must pay the legal costs of that Claim and otherwise indemnify the Director against any Liability because of that Claim; and

(iii)	the Director must account to the Company for any damages recovered (to a maximum amount equivalent to the indemnity payment made to the Director under clause 2);

(e)	not admit any Liability for, settle or compromise the Notified Claim without the prior written consent of the Company (or its insurers); and

(f)	keep the Company (or its insurers) fully informed of the status and conduct of that Notified Claim if the Company or its insurers have not assumed conduct of the Notified Claim under clause 3.2.

3.5	Reimbursement

Except as prohibited by law and subject to clause 8, the Company must reimburse the Director for actual costs and expenses reasonably incurred by the Director in taking action or giving assistance or information at the request, or under the direction, of the Company under clause 3.4.

3.6	Settlement of Claims

(a)	Before the Company or its insurers settle or compromise a Notified Claim, the Company must, or must get its insurers to, give written notice to the Director (Settlement Notice) setting out:

(i)	the intention to settle or compromise the Claim;

(ii)	the terms of the proposed settlement or compromise; and

(iii)	a reasonable period during which the Director may give notice to the Company setting out the Director’s intention to assume conduct of the Claim (Objection Notice).

(b)	If the Director gives an Objection Notice to the Company within the period set out under clause 3.6(a) the Company must, or must get its insurers to, relinquish to the Director control of the conduct of the Notified Claim to the extent that it is about the Director.

(c)	If the Director assumes conduct of a Notified Claim under clause 3.6(b), the Liability of the Company for the Notified Claim is limited to the total of:

(i)	the amount for which the Notified Claim could have been compromised or settled at the time the Settlement Notice was given to the Director; and

(ii)	the costs and expenses reasonably incurred by the Director up until that time.

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3.7	Failure to comply

Despite the indemnity in this document, if the Company is materially prejudiced in a Notified Claim because the Director fails to comply with its obligations under clause 3.4 , the Company is not required to indemnify the Director for that Notified Claim.

3.8	Legal representation

The Director may engage separate legal or other representation for a Notified Claim. The Company must pay expenses incurred by the Director if they are:

(a)	incurred before the Company or its insurers assume conduct of the Notified Claim;

(b)	incurred with the prior written consent of the Company; or

(c)	reasonable and are incurred where there is a reasonable likelihood that the interests of the Director and the Company would conflict if the same lawyer acted for both the Company and the Director.

3.9	Application of clauses 3.2 and 3.4

(a)	Nothing in clauses 3.2 or 3.4 allows the Company, or requires the Director, to take any action (including giving any consent) for a Notified Claim that would be likely to cause significant harm to the reputation of the Director except where the Company considers in good faith and on reasonable grounds that the interests of the Company or the conduct of that Claim would be materially prejudiced unless the Company or the Director takes that action.

(b)	Clauses 3.2 and 3.4 do not apply if:

(i)	the Notified Claim arises from a claim by the Company or a Related Body Corporate of the Company against the Director; or

(ii)	both the Director and any one or more of the Company and its Related Bodies Corporate are defendants or respondents to a Claim and, in the reasonable opinion of the Director, there is an actual or potential conflict of interest between the Director and any one or more of the Company and the relevant Related Bodies Corporate of the Company in the conduct of the Claim.

4	Advances and payments

4.1	Payment when Director becomes liable

Subject to clause 8, any money payable by the Company to the Director under this document must be paid within ten Business Days after the Director gives satisfactory evidence to the Company that the Director is entitled to be indemnified under this document for that amount.

4.2	Indemnity before expense incurred

Despite any other provision of this document, it is not necessary for the Director to make any payment before enforcing the Director’s rights under this document.

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4.3	Advance defence costs

(a)	Subject to clauses 4.5 and 8, the Company must advance to the Director any legal costs reasonably incurred or expected to be incurred by the Director in defending an action for a Liability incurred or allegedly incurred by the Director in any Capacity, within five Business Days after the Director gives the Company invoices or other relevant evidence of the costs incurred.

(b)	Funds may be advanced under clause 4.3(a):

(i)	on terms which the Company considers to be reasonable; and

(ii)	unsecured and free of interest unless the Director ceases to be entitled to be indemnified under this document in which case simple interest may be charged on the funds advanced, from the time the Director ceases to be entitled to be indemnified until the funds advanced are paid in full.

4.4	Taxation

Subject to clause 8, if a Government Agency imposes any Tax on a sum paid to the Director under this document, the Company must pay to the Director an additional amount to ensure that the total amount paid, less any Tax imposed on the total amount, is equal to the amount that would otherwise be payable under this document.

4.5	Repayment

(a)	If the Company or any of its Related Bodies Corporate advances money to the Director under clause 4.3 or otherwise pays or reimburses the Director (or any other person) for costs under this document (Relevant Costs) and upon the final adjudication of the Claim the Relevant Costs become costs for which the Director is not entitled to be indemnified under this document, the Director must repay the amount and any interest accrued under clause 4.3(b) to the Company or its relevant Related Body Corporate within 60 Business Days after a written request by the Company.

(b)	If the Director receives payment for some or all of the Relevant Costs under:

(i)	the D&O Policy or any other insurance policy; or

(ii)	an indemnity given by a Related Body Corporate of the Company,

the Director must, within ten Business Days after receiving payment under the relevant insurance policy or indemnity, pay to the Company an amount equal to the amount recovered by the Director under the insurance policy or indemnity for the Relevant Costs.

5	Insurance

5.1	Obligation to insure

To the extent permitted by law, and if available in the market at a cost that is not unfairly prejudicial to the Company, the Company must:

(a)	at all times during the Relevant Period, maintain and pay the premium on a D&O Policy that complies with clause 5.2; or

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(b)	ensure that, at all times during the Relevant Period, a Related Body Corporate of the Company maintains and pays the premium on a D&O Policy that complies with clause 5.2.

5.2	Terms of the D&O Policy

The D&O Policy must:

(a)	cover (at least to the extent required by clause 5.2(b)) Liabilities incurred by the Director and the Company under this document for, or arising out of, actual or alleged acts or omissions of the Director that happened while the Director was an officer of the Company;

(b)	be for an amount and on terms (including premium, insuring clauses, exclusions and excess amounts) that are appropriate and available in the market for companies with a similar market capitalization, financial status and size and nature of operations to that of the Company;

(c)	without limiting clause 5.2(b), at all times be on terms and conditions that, taken as a whole, are not materially less favourable to the Director than the terms of any directors’ and officers’ insurance policy taken out or made available at the same time by the Company for any other director or former director of the Company; and

(d)	not insure the Director against a Liability (other than for legal costs) arising out of:

(i)	conduct involving a wilful breach of duty to the Company; or

(ii)	a contravention of sections 182 or 183 Corporations Act.

5.3	Notice to Director

The Company must notify the Director immediately if the Company becomes aware that:

(a)	the D&O Policy required under clause 5.1 has been cancelled or not renewed;

(b)	there is a material diminution in the terms of the D&O Policy maintained under clause 5.1 for the Director; or

(c)	the Company ceases to maintain a D&O Policy under clause 5.6.

5.4	Extension of insurance

Before the end of the Relevant Period, the Director may, by written notice to the Company, request that the Company continues to maintain and pay the premium on the D&O Policy required under clause 5.1 for a longer period than the Relevant Period if the Director:

(a)	reimburses the Company for premiums payable for the period after the end of the Relevant Period; and

(b)	indemnifies the Company against any reasonable costs associated with maintaining the D&O Policy for the Director after the end of the Relevant Period.

5.5	Copies of insurance policies

At the request of the Director, the Company must give the Director a copy of:

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(a)	the policy of insurance; and

(b)	the certificate of insurance,

for the D&O Policy maintained under clause 5.1 at the time of the request, except if that disclosure would involve a breach of the terms and conditions of the policy.

5.6	Ceasing to maintain the D&O Policy

The Company may cease to maintain the D&O Policy maintained under clause 5.1 if the Company reasonably considers that:

(a)	the relevant coverage is no longer available; or

(b)	the costs of maintaining the policy, whether generally or for a particular officer of the Company, are so prohibitive that it is no longer in the interests of the Company to maintain the policy.

6	Access to Board Papers

6.1	Obligation of company to keep records

The Company must keep at least one set of Board Papers in a systematic manner, safe and secure from damage, for the Relevant Period and for a longer period if any of the Board Papers are relevant to any Claim notified to the Company by the Director that has not been concluded during the Relevant Period.

6.2	Right to inspect Board Papers

The Company must allow the Director to inspect and copy the Board Papers of the Company during the Relevant Period and during Business Hours for any of the following purposes (Permitted Purposes):

(a)	for a Claim begun or arising during the Relevant Period:

(i)	to which the Director is subject or is a party;

(ii)	that the Director is directly involved in;

(iii)	that the Director proposes to bring in good faith; or

(iv)	that the Director reasonably believes will be brought against the Director;

(b)	to discharge the Director’s duties as an officer of the Company; or

(c)	any other purpose for which the Company gives its written consent, which may be given conditionally or unconditionally or withheld by the Company in its absolute discretion.

6.3	Request for access to Board Papers

Subject to clause 6.1, the Director (or any Authorised Person) may ask the Company for access to Board Papers and Books of the Company:

(a)	in writing;

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(b)	including particulars of the Board Papers or Books required by the Director (Requested Documents); and

(c)	setting out a Permitted Purpose for which the Requested Documents are required.

6.4	Access for the Director

On receiving a valid request for access to Board Papers or Books under clause 6.3, the Company must give the Director or any Authorised Person access to the Requested Documents and must make them available for inspection and copying free of charge within seven Business Days after receiving the request.

6.5	Return of documents

The Director must return any Board Papers, Books and any copies of those documents obtained under clause 6.2, and all copies made of those documents, to the company secretary of the Company as soon as possible after they are no longer required for a Permitted Purpose.

6.6	Privileged documents

(a)	If the Director requests access to a Board Paper or Book which is or refers to a Privileged Document, the Company must notify the Director that privilege exists, and of the general nature of acts and omissions that could cause that privilege to be waived or lost.

(b)	The Director must not waive any privilege of the Company nor do or omit to do anything that will cause that legal privilege to be waived or lost, without the prior consent of the Company.

(c)	If giving the Director access to a Privileged Document would, in the reasonable opinion of the Company, jeopardise the ability of the Company to claim legal privilege in a Privileged Document and materially prejudice the Company, then the Company may:

(i)	impose conditions on the Director’s access to the Privileged Document it reasonably considers appropriate to ensure that the ability of the Company to claim legal privilege in that Privileged Document is not jeopardised by the access; or

(ii)	if the Company considers in good faith and acting reasonably that it is not possible to ensure, by imposing conditions, that the ability of the Company to claim legal privilege in that Privileged Document would not be jeopardised by the access, refuse to allow the Director access to that Privileged Document.

(d)	The Company and the Director acknowledge that the Company allowing the Director access to a Privileged Document does not amount to any express or implied waiver by the Company of its claim to legal professional privilege against persons other than the Director.

(e)	In exercising their rights under clause 6.6, both the Company and Director must have regard to the legitimate interests of the other and must act reasonably.

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7	Confidentiality

7.1	Obligations of confidentiality

Without limiting the Director’s duties as a director of the Company, the Director (both during the period in which the Director is a director of the Company and after the Director ceases to be a director of the Company) must only use Information for a Permitted Purpose, and must keep all Information confidential unless:

(a)	the Information is or comes into the public domain (other than as a result of a breach by the Director of this document);

(b)	disclosure of the Information is required by law;

(c)	subject to clause 7.2, disclosure of the Information is:

(i)	reasonably necessary for a Permitted Purpose; or

(ii)	made in confidence to the legal, financial or taxation advisers of the Director;

(d)	disclosure of the Information is reasonably necessary for the discharge of the duties of the Director as an officer of the Company; or

(e)	the Company has given its prior written consent to the disclosure of the Information, which may be given conditionally or unconditionally or withheld by the Company in its absolute discretion.

7.2	Privilege

For the purposes of clause 7.1(c), the Director is required to keep Information confidential unless:

(a)	the Company does not have the right to claim legal privilege in some or all of that Information;

(b)	the proposed disclosure of the Information could not reasonably be expected to jeopardise the Company’s ability to claim legal privilege in some or all of that Information; or

(c)	the Company has the right to claim legal privilege in all or any of that Information (if any) and has waived its right to claim that legal privilege to the extent required under clause 6.6,

and disclosure of the Information will not cause the Company’s right to claim legal privilege in any other Information or documents to be waived.

8	Company can act through its Subsidiaries

The parties agree that if, at any time, the Company is required to make a payment, satisfy an obligation or do any other thing under this document, the Company may make that payment, satisfy that obligation or do that other thing itself or otherwise get one of its Subsidiaries to do so.

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9	Held on trust

If a provision of this document is expressed to be for the benefit of a person that is not a party to this document (Third Party), the party to this document that receives that promise does so not only in its own capacity but also as trustee for the Third Party.

10	GST

10.1	Definitions

Any terms capitalised in clause 10 and not already defined in clause 1.1 have the same meaning given to those terms in the GST Act.

10.2	GST exclusive

Except under clause 10, the consideration for a Supply made under or in connection with this document does not include GST.

10.3	Taxable Supply

If a Supply made under or in connection with this document is a Taxable Supply, then at or before the time any part of the consideration for the Supply is payable:

(a)	the Recipient must pay the Supplier an amount equal to the total GST for the Supply, in addition to and in the same manner as the consideration otherwise payable under this document for that Supply; and

(b)	the Supplier must give the Recipient a Tax Invoice for the Supply.

10.4	Later GST change

For clarity, the GST payable under clause 10.3 is correspondingly increased or decreased by any subsequent adjustment to the amount of GST for the Supply for which the Supplier is liable, however caused.

10.5	Reimbursement or indemnity

If either party has the right under this document to be reimbursed or indemnified by another party for a cost incurred in connection with this document, that reimbursement or indemnity excludes any GST component of that cost for which an Input Tax Credit may be claimed by the party being reimbursed or indemnified, or by its Representative Member, Joint Venture Operator or other similar person entitled to the Input Tax Credit (if any).

10.6	Warranty that Tax Invoice is issued regarding a Taxable Supply

Where a Tax Invoice is given by the Supplier, the Supplier warrants that the Supply to which the Tax Invoice relates is a Taxable Supply and that it will remit the GST (as stated on the Tax Invoice) to the Australian Taxation Office.

10.7	Progressive or Periodic Supplies

Where a Supply made under or in connection with this document is a Progressive or Periodic Supply, clause 10.3 applies to each component of the Progressive or Periodic Supply as if it were a separate Supply.

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11	General

11.1	Amendments

This document may only be amended by written agreement between all parties.

11.2	Assignment

A party may only assign this document or a right under this document with the written consent of the other party whose consent may not be unreasonably withheld.

11.3	Counterparts

This document may be signed in any number of counterparts. All counterparts together make one instrument.

11.4	No merger

The rights and obligations of the parties under this document do not merge on completion of any transaction contemplated by this document.

11.5	Entire agreement

(a)	This document supersedes all previous agreements about its subject matter. This document embodies the entire agreement between the parties.

(b)	To the extent permitted by law, any statement, representation or promise made in any negotiation or discussion, is withdrawn and has no effect except to the extent expressly set out or incorporated by reference in this document.

(c)	Each party acknowledges and agrees that it does not rely on any prior conduct or representation by the other party in entering into this document.

11.6	Further assurances

Each party must do all things reasonably necessary to give effect to this document and the transactions contemplated by it.

11.7	No waiver

(a)	The failure of a party to require full or partiaI performance of a provision of this document does not affect the right of that party to require performance subsequently.

(b)	A single or partial exercise of or waiver of the exercise of any right, power or remedy does not preclude any other or further exercise of that or any other right, power or remedy.

(c)	A right under this document may only be waived in writing signed by the party granting the waiver, and is effective only to the extent specifically set out in that waiver.

11.8	Governing law and jurisdiction

(a)	Queensland law governs this document.

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(b)	Each party irrevocably submits to the non-exclusive jurisdiction of the Queensland courts and courts competent to hear appeals from those courts.

11.9	Severability

(a)	A clause or part of a clause of this document that is illegal or unenforceable may be severed from this document and the remaining clauses or parts of the clause of this document continue in force.

(b)	If any provision is or becomes illegal, unenforceable or invalid in any jurisdiction, it is to be treated as being severed from this document in the relevant jurisdiction, but the rest of this document will not be affected.

11.10	Approval and consent

Where under this document the doing of anything by a party is dependent on the consent or approval of another party, that consent or approval may not be unreasonably withheld nor unduly delayed, unless expressly provided otherwise.

11.11	Costs

(a)	Each party bears its own costs in relation to the preparation and signing of this document.

(b)	Unless otherwise provided in this document, the Company pays all stamp duty and other taxes of a similar nature (including fines, penalties and interest) on this document and on any instrument or other document signed to give effect to this document.

11.12	Relationship between the parties

Unless expressly stated otherwise, this document does not create a relationship of employment, trust, agency or partnership between the parties.

12	Notice

12.1	Method of giving notice

A notice, consent or communication under this document is only effective if it is:

(a)	in writing in English, signed by or on behalf of the person giving it;

(b)	addressed to the person to whom it is to be given; and

(c)	given as follows:

(i)	delivered by hand to that person’s address;

(ii)	sent to that person’s address by prepaid mail or by prepaid airmail, if the address is overseas;

(iii)	sent by fax to that person’s fax number where the sender receives a transmission confirmation report from the despatching machine indicating the transmission has been made without error and showing the relevant number of pages and the correct destination fax number or name of recipient; or

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(iv)	sent by email to that person’s email address where the sender receives an email receipt or other written confirmation from the recipient to the sender which indicates that the email was received at the email address of the recipient.

12.2	When is notice given

A notice, consent or communication given under clause 12.1(a) is given and received on the corresponding day set out in the table below. The time expressed in the table is the local time in the place of receipt.

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If a notice is	It is given and received on
Delivered by hand or sent by fax or email	(a) that day, if delivered by 5.00pm on a Business Day; or (b) the next Business Day, in any other case.
Sent by post	(a) three Business Days after posting, if sent within Australia; or (b) seven Business Days after posting, if sent to or from a place outside Australia.

12.3	Address for notices

A person’s address, fax number and email address are those as the person notifies the sender:

Name	Director
Attention	Trevor St Baker
Address	GPO Box 1821, Brisbane Qld 4001
Fax
Email address	tstbaker@stbenergy.com.au

Name	The Company
Attention	Suzanne Yeates, Company Secretary
Address
Fax
Email address	suzanne.yeates@oasoIutions.com

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Execution

EXECUTED as a deed

Signed sealed and delivered

by NOVONIX Limited ACN 157 690 830 by:

Ù	Director	Ù	Secretary

	Tony Bellas		Suzanne Yeates
Ù	Full name of Director	Ù	Full name of Secretary

Signed sealed and delivered by Trevor St Baker in the presence of:
	Ù	Signature of Trevor St Baker

Ù	Signature of witness

Ù	Name of witness (print)

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